Exhibit (h)(24)

AMENDMENT TO MASTER MARGIN LOAN AGREEMENT

This AMENDMENT TO MASTER MARGIN LOAN AGREEMENT (“Amendment”), dated as of August 12, 2016, by and between THE BANK OF NEW YORK MELLON (“BNY Mellon”) and HIGHLAND ENERGY MLP FUND (“Borrower”).

WHEREAS, BNY Mellon and Borrower have entered into a certain Master Margin Loan Agreement, dated as of March 2, 2016 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Amendments to the Agreement. The parties hereby agree to amend the Agreement as follows:

(a)	Section 2.05(a) shall be amended by deleting it in its entirety and replacing it with the following:

“(a) Optional Prepayments. The Borrower shall have the right, at any time and from time to time, to prepay, in whole or in part, any Margin Loan at any time upon delivery of a Prepayment Notice (such prepayment, an “Optional Prepayment”). Any Prepayment Notice delivered to the Bank after 2:00 p.m. New York City time shall be deemed to have been delivered on the next succeeding Business Day. Upon delivery of the Prepayment Notice by the Borrower to the Bank, the Prepayment Amount specified in such notice shall be due and payable no later than 2:00 p.m. New York City time on the Prepayment Date. Any partial prepayment shall be in an amount of not less than U.S. $100,000 or any greater amount that is a whole multiple of U.S. $10,000.”

(b)	Section 4.02(b) shall be amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“If at the close of any Business Day of the Borrower there exists a Collateral Deficit in excess of U.S. $150,000 as of such time the Bank shall notify the Borrower of such Collateral Deficit, and the Borrower shall deliver additional Eligible Collateral to the Collateral Account such that, after giving effect to such delivery to the Collateral Account, the Aggregate Collateral Value is greater than or equal to the Aggregate Outstanding Amount.”

(c)	The following definition shall be added to Annex A to the Agreement:

““Collateral Deficit” means, at any time of determination, the amount by which the Aggregate Outstanding Amount at such time exceeds the Aggregate Collateral Value at such time.”

2. Representations. Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3. Miscellaneous.

(a)

Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

(c)	This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON		HIGHLAND FUNDS II, on behalf of Highland Energy MLP Fund

By:	/s/ Stephen C. Brennan	By:	/s/ Frank Waterhouse
Name:	Stephen C. Brennan	Name:	Frank Waterhouse
Title:	Managing Director	Title:	Treasurer

[Signature page to Amendment to Master Margin Loan Agreement]